EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT dated as of October 1, 1996 ("Agreement"), is by and between World Airways, Inc., a Delaware corporation, its successors and assigns (hereinafter "World") and Ahmad M.Khatib ("Khatib").

         WHEREAS, Khatib has served World in various positions;

         WHEREAS, World desires to continue to employ Khatib and Khatib desires to continue to serve World as Executive Vice President;

         NOW, THEREFORE, World and Khatib, in consideration of the mutual covenants and promises contained herein, do hereby agree as follows:

         1. ACCEPTANCE OF EMPLOYMENT. Subject to the terms and conditions set forth below, World agrees to employ Khatib and Khatib accepts such employment.

         2. TERM. The period of employment shall be from the date first written above through December 31, 1999, unless further extended or sooner terminated as hereinafter set forth. If either World or Khatib wishes to renew this Agreement on different terms, or either World or Khatib does not wish to renew this Agreement when it expires on December 31, 1999, it or he shall give written notice to the other party no later than December 31, 1998. In the absence of notice, this Agreement shall be renewed on the same terms and conditions for a term of one year from the date of expiration.

         3. POSITION AND DUTIES. Khatib shall serve as Executive Vice President with the responsibilities outlined in Attachment A, as they may be modified from time to time by World's CEO, except that Khatib's responsibilities may not be modified in a way that would be inconsistent with the status of a senior executive. Following a Change of Control (as hereinafter defined), Khatib's responsibilities may not be changed without mutual agreement. Khatib agrees to render his services to the best of his abilities and will comply with all policies, rules and regulations of the company and will advance and promote to the best of his ability the business and welfare of the company. Khatib shall devote all of his working time, attention, knowledge and skills solely to the business and interest of World. Khatib may not accept any other engagement with or without compensation which would affect his ability to devote all of his working time and attention to the business and affairs of World without the prior written approval of the CEO. Khatib agrees to accept assignments on behalf of World or affiliated companies commensurate with his responsibilities hereunder, except that the terms and conditions of assignments exceeding 60 consecutive days outside the Washington, D.C.
metropolitan area will require mutual agreement.

         4. COMPENSATION AND RELATED MATTERS.

             (a) BASE SALARY. Khatib shall receive a minimum salary of $200,000 per annum payable in monthly installments in accordance with the payroll procedures for World's salaried employees in effect during the term of this Agreement.

             (b) ELIGIBILITY FOR BONUSES. Khatib shall be eligible to receive an annual bonus pursuant to World's 1996 management incentive compensation plan and successor plans, if any, as the Board of Directors may adopt from time to time. A copy of the 1996 Plan is attached as EXHIBIT B hereto.

             (c) PERFORMANCE STOCK OPTIONS. Khatib has been granted options to purchase World's Common Stock, par value $.001 per share ("World Airways Common Stock") pursuant to the 1995 World Airways Stock Option Plan (the "Plan") as set forth in the Stock Option Agreement between World and Khatib dated May 31, 1995 (the "Option Agreement"), a copy of which is attached as EXHIBIT C hereto.

             (d) STOCK OWNERSHIP REQUIREMENTS. Khatib agrees to hold at least the following amounts in any combination of World Airways Common Stock and/or WorldCorp Common Stock for the balance of the term of this Agreement (and for any renewals thereof), from the EARLIER to occur of : (1) Khatib's exercise of World Airways options or WorldCorp options in the amounts set forth below after July 31, 1995; or (2) the dates indicated below. For purposes of this Agreement, any shares of World Airways Common Stock or WorldCorp Common Stock owned by members of Khatib's immediate family (i.e., spouse, sons or daughters) or a revocable grantor trust of which he is the grantor shall be counted toward Khatib's stock ownership and holding requirements.

OPTIONS EXERCISED              DATE              REQUIRED COMMON STOCK HOLDINGS
-----------------              ----              ------------------------------
   56,250                    12/31/96                         3,746
   75,000                    12/31/97                         5,625
   93,750                    12/31/98                         7,500
  112,500                                                     9,371
  131,250                                                    11,248
  150,000                                                    13,125

             (e) BUSINESS EXPENSES. Khatib shall be entitled to reimbursement of reasonable business related expenses from time to time consistent with World's policies, including, without limitation, submitting in a timely manner appropriate documentation of such expenses.

             (f) FRINGE BENEFITS. Khatib shall be entitled to participate in all employee benefit plans made available from time to time to all senior executives of World in accordance with the terms of such plans. In the event this Agreement is terminated by either party for any reason other than death or for Cause, Khatib may participate in World's health programs for one year for each year of service with World (prorated in the case of a partial year) on the same terms available to the most senior executives of World or its affiliates, or until Khatib obtains comparable coverage, whichever is earlier. World will maintain life insurance on Khatib in the amount of $1,000,000 during the term of this Agreement naming his estate (or any person designated by Khatib) as sole beneficiary of such insurance.

             (g) PERSONNEL POLICIES, CONDITIONS AND BENEFITS. Except as otherwise provided herein, Khatib's employment shall be subject to the personnel policies and benefits plans which apply generally to World's employees as the same may be interpreted, adopted, revised or deleted from time to time, during the term of this Agreement, by World in its sole discretion. While this Agreement is in effect, Khatib shall be entitled to one (1) month of paid vacation in each calendar year, and all paid holidays observed by World, in accordance with World's vacation and holiday policy then in effect.

             (h) INDEMNIFICATION; D&O INSURANCE. World shall provide (or cause to be provided) to Khatib indemnification against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlements in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of World) by reason of his being or having been an officer, director or employee of World or any affiliated entity, advance expenses (including attorneys' fees) incurred by Khatib in defending any such civil, criminal, administrative or investigative action, suit or proceeding and maintain directors' and officers' liability insurance coverage (including coverage for securities-related claims) upon substantially the same terms and conditions as set forth in the Indemnification Agreement dated as of February 15, 1996 between Khatib and World Airways, Inc. (the "Indemnity Agreement").

         5. TERMINATION OF EMPLOYMENT.

             (a) DEATH. Khatib's employment hereunder shall terminate upon his death, in which event World shall have no further obligation to Khatib or his estate with respect to compensation, other than the disposition of life insurance and related benefits and accrued and unpaid base salary and incentive compensation for periods prior to the date of termination, if any, pursuant to the terms of the respective employee benefits and incentive compensation plans then in effect.

             (b) BY WORLD FOR DISABILITY. If Khatib incurs a disability and such disability continues for a period of twelve (12) consecutive months, then World may terminate this Agreement upon written notice to Khatib, in which event World shall have no obligation to Khatib with respect to compensation under
Section 4(a) of this Agreement. The term "disability" means a physical or mental illness that will prevent Khatib from performing the essential functions of his job for at least twelve (12) months or is likely to result in death. If Khatib becomes entitled to Social Security benefits payable on account of disability, he will be deemed conclusively to be disabled for purposes of this Agreement.

             (c) BY WORLD FOR CAUSE.

                  (i) Except under the circumstances set forth in 5(c)(ii) below, the President and Chief Executive Officer of World may terminate this Agreement for Cause. "Cause" shall be defined as (A) performance deficiencies which are communicated to Khatib in written performance appraisals and/or other written communications (including, but not limited to memos and/or letters) by the President and Chief Executive Officer of World, after a reasonable opportunity to correct such deficiencies, (B) gross misconduct, including significant acts or omissions constituting dishonesty, intentional wrongdoing or malfeasance, relating to the business of World, or (C) commission of a felony involving fraud or dishonesty, or (D) a material breach of this Agreement.

                  ii) In the event of a Change of Control, as defined below, Khatib may only be terminated for Cause pursuant to a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board finding that, in the good faith opinion of the Board, Khatib was guilty of conduct set forth in 5(c)(i)(A), (B), (C) or (D); provided, however, that Khatib may not be terminated for Cause in the event of a Change of Control unless: (1) Khatib receives prior written notice of World's intention to terminate this Agreement for Cause and the specific reasons therefor; and (2) Khatib has an opportunity to be heard by World's Board of Directors and be given, if the acts are correctable, a reasonable opportunity to correct the act or acts (or non-action) giving rise to such written notice. If the Board by resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board finds that Khatib fails to make such correction after reasonable opportunity to do so, this Agreement may be terminated for Cause.

             (d) BY WORLD FOR OTHER THAN CAUSE. In the event the Board of Directors terminates this Agreement for reasons other than Cause as defined in sub-paragraph (c) above, World will pay to Khatib within ten (10) days of notice of termination (or, in the case of incentive bonus compensation, within ten (10) days of determination of amounts payable under the applicable bonus plan generally) the undiscounted remainder of his base salary, including deferred salary and/or bonus compensation payable, under this Agreement. In addition, all granted but unvested stock options under the Option Agreement shall become immediately exercisable. In the event that any payment to Khatib under this paragraph is subject to any federal or state excise tax, World shall pay to Khatib an additional amount equal to the excise tax imposed including additional federal and state income and excise taxes as a result of the payments under this paragraph, and such payment will be made when the excise tax and income taxes are due; PROVIDED, HOWEVER, that Khatib agrees to assist World Airways by using his best efforts to structure matters so that any payment to Khatib under this paragraph is not subject to any federal or state excise tax. Whether an excise tax is payable, and the amount of the excise tax and additional income taxes payable, shall be determined by World's accountants and World shall hold Khatib harmless for any and all taxes, penalties, and interest that may become due as a result of the failure to properly determine that an excise tax is payable or the correct amount of the excise tax and additional income taxes, together with all legal and accounting fees reasonably incurred by Khatib in connection with any dispute with any taxing authority with respect to such determinations and/or payments. In the event of a disagreement between World and Khatib as to whether the termination was for Cause, that issue shall be submitted within twenty (20) days of the notice of termination to binding arbitration.

             (e) BY KHATIB. Khatib may terminate his employment hereunder
(for purposes of this Agreement "Good Reason") after giving at least 30 days notice in the event that: (i) he is assigned any duties substantially inconsistent with his responsibilities as described by Section 3 hereof or a substantial adverse alteration is made to the nature or status of such responsibilities, (ii) World reduces his annual base salary as in effect on the date hereof or as the same may be increased from time to time; (iii) World fails, without Khatib's consent, to pay
Khatib any portion of his current compensation, or to pay him any portion of an installment of deferred compensation under any deferred compensation program of World, within seven (7) days of the date such compensation is due; (iv) World fails to continue in effect any compensation plan in which Khatib participates which is material to Khatib's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by World to continue Khatib's participation therein (or in such substitute or alternative Plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Khatib's participation relative to other participants; (v) World fails to continue to provide Khatib with benefits substantially similar to those enjoyed by Khatib under any of World's pension, life insurance, medical, health and accident, or disability plans in which Khatib was participating, World takes any action which would directly or indirectly materially reduce any of such benefits or deprive Khatib of any material fringe benefit enjoyed by Khatib, or World fails to provide Khatib with the number of paid vacation days to which Khatib is entitled hereunder; (vi) World terminates, or proposes to terminate, Khatib's employment hereunder contrary to the requirements of Section 5(c) hereof (for purposes of this Agreement, no such termination or purported termination shall be effective), (vii) the Board approves the liquidation or dissolution of World prior to the end of this Agreement, or (viii) a material breach of this Agreement.

             (f) CHANGES OF CONTROL. For purposes of this Agreement, a
"Change of Control" includes the occurrence of any one or more of the following events:

                  (i) any Person is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directly or indirectly, of securities of World representing more than 50% of the combined voting power of World's then outstanding securities; or

                  (ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of World and any new director (other than a director designated by a Person who has entered into an agreement with World to effect a transaction described in clause (i), (iii) or
(iv) or this Section 5 (f)) whose election by the Board of World or nomination for election by the stockholders of World was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                  (iii) the shareholders of World approve a merger or consolidation of World with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of World outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of World or any of its affiliates, at least 50% of the combined voting power of the voting securities of World or such surviving entity outstanding immediately after such merger or consolidation, or
(B) a merger or consolidation effected to implement a recapitalization of World (or similar transaction) in which no Person acquires more than 50% of the combined voting power of World's then outstanding securities; or

                  (iv) the shareholders of World approve a plan of complete liquidation of World or an agreement for the sale or disposition by World of all or substantially all of World's assets.

             (g) "PERSON" DEFINED. For purposes of this Section, "Person" shall have the meaning given in Section (3)(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) World or WorldCorp, Inc. or any of its subsidiaries or affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of World or WorldCorp, Inc. or any of their subsidiaries;
(iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of World or WorldCorp, Inc. in substantially the same proportions as their ownership of stock of World or WorldCorp, Inc.

             (h) EFFECT OF TERMINATION BY KHATIB. In the event that Khatib decides to terminate this Agreement and his employment with World or any successor in interest in accordance with the provisions of Section 5(e), World shall have the same obligations as set forth in ss.5(d) hereof, except that the undiscounted remainder of Khatib' base salary shall not be less than six months salary. Any other payments due or actions required under this paragraph shall be made as lump sums or taken within 10 days of termination of the Agreement.

             (i) EXCISE TAX INDEMNITY. In the event that any payment to Khatib under Section 5(e) is subject to any federal or state excise tax, World shall pay to Khatib an additional amount equal to the excise tax imposed including additional federal and state income and excise taxes as a result of the payments under this paragraph, and such payment will be made when the excise tax and income taxes are due; PROVIDED, HOWEVER, that Khatib agrees to assist World Airways by using his best efforts to structure matters so that any payment to Khatib under this paragraph is not subject to any federal or state excise tax. Whether an excise tax is payable, and the amount of the excise tax and additional income taxes payable, shall be determined by World's accountants and World shall hold Khatib harmless for any and all taxes, penalties, and interest that may become due as a result of the failure to properly determine that an excise tax is payable or the correct amount of the excise tax and additional income taxes, together with all legal and accounting fees reasonably incurred by Khatib in connection with any dispute with any taxing authority with respect to such determinations and/or payments.

             (j) NOTICE OF TERMINATION. Termination of this Agreement by World or termination of this Agreement by Khatib shall be communicated by written notice to the other party hereto, specifically indicating the termination provision relied upon.

             (k) COMPANY PROPERTY. At the end of the term described in
Section 2 or in the event of termination under ss.5(d) or (e), Khatib shall return all company property, including electronic and paper files, with the exception of the car phone.

         6. CONFIDENTIALITY/RESTRICTIVE COVENANT.

             (a) Khatib recognizes and acknowledges that financing documents, trade secrets, new products, copyrights, schedules, costs, performance features, techniques, plans, methods, business and marketing plans, dealings, arrangements, objectives, locations, customer information and other information concerning World's business and business practices not generally known in the aviation industry, constitute confidential information and represent valuable, special and unique assets of World. Khatib agrees that he will not, during employment with World or for a period of two (2) years following termination of employment for any reason, whether voluntary or involuntary, with or without cause, disclose any of such confidential and proprietary information to any person or person not connected with World without World's prior written approval. The parties hereto stipulate that as between them, the foregoing matters are important, material, and confidential and gravely affect the successful conduct of the business of World, and World's good will, and that any breach of the terms of this paragraph shall be a material breach of this Agreement.

             (b) While employed by World and for a period of two (2) years following termination of employment for any reason, whether voluntary or involuntary, with or without cause, Khatib agrees that he shall not,

                  (i) Request, induce or attempt to induce any customer of World to terminate any business relationship with World or to seek to establish a similar business relationship with a person or entity other than World;

                  (ii)Cause, encourage or in any way assist any person or entity actively to solicit any aviation business from any customer of World;

                  (iii) Induce or attempt to induce any of World's employees to terminate their employment with World, or to provide aviation related services for any other person, firm or organization;

                  (iv) Use any employer Confidential Information as set forth in paragraph A of this Section or information which is not otherwise available to the public at large for the purposes of providing aviation related services for or through any person or entity other than World.

             (c) Khatib agrees that the restrictions set forth in this Agreement above are reasonable, proper, and necessitated by legitimate business interests of World and do not constitute an unlawful or unreasonable restraint upon Khatib's ability to earn a livelihood. The parties agree that in the event any of the restrictions in this Agreement, interpreted in accordance with the Agreement as a whole, are found to be unreasonable by a court of competent jurisdiction, such court shall determine the limits allowable by law and shall enforce the same. If the court declines such enforcement, the parties agree that this agreement shall be interpreted to provide World with the maximum protection allowed by law.

             (d) Khatib acknowledges that it may be impossible to assess the monetary damages incurred by his violation of this Agreement, or any of its terms, and that any threatened or actual violation or breach of this Agreement, or any of its terms, will constitute immediate and irreparable injury to World. Therefore, Khatib expressly agrees that in addition to any and all other damages and remedies available to World as a result of Khatib's breach of this Agreement, World shall be entitled to an injunction restraining Khatib from violating or breaching this Agreement, or any of its terms. In the event World enforces this Agreement through Court Order, Khatib agrees that the restrictions contained in this Agreement shall remain in effect for a period of twelve (12) consecutive months from the effective date of such Order enforcing the Agreement.

         7. BENEFICIARY. The Beneficiary of any payment due and payable at the time of Khatib's death, or otherwise due upon his death, shall be his wife, or such other person or persons as Khatib shall designate in writing to World. If no such beneficiary shall survive Khatib, any such payments shall be made to his estate.

         8. INTELLECTUAL PROPERTY. Any improvements, new techniques, processes, products or copyrightable materials made or conceived by Khatib, either solely or jointly with other person(s), (1) during Khatib's period of employment by World, during working hours; (2) during the period after termination of his employment during which he is retained by World as a consultant; or (3) with use of World's intellectual property or confidential information, shall be the sole and exclusive property of World without royalty or other consideration to Khatib.

             (a) Khatib agrees to inform World promptly and in full of such intellectual property by a full written report setting forth in detail the procedures used and the results achieved.

             (b) Khatib shall at World's request and expense execute any and all applications, assignments, or other instruments which World shall deem necessary to apply for, register, and/or obtain copyrights or Letters Patent of the United States or of any foreign country, or to otherwise protect World's Interests in such intellectual property.

             (c) Employee shall assign and does hereby assign to World all interests and rights, including but not limited to copyrights, in any such intellectual property.

         9. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, under the commercial arbitration rules of the American Arbitration Association.

         10. NO WAIVER. The failure of either party at any time to enforce any provisions of this Agreement or to exercise any remedy, option, right, power or privilege provided for herein, or to require the performance by the other party of any of the provisions hereof, shall in no way be deemed a waiver of such provision at the same or at any prior or subsequent time.

         11. GOVERNING LAW. This Agreement is governed by and shall be construed in accordance with the laws of the State of Virginia. Khatib agrees to submit to personal jurisdiction in the State of Virginia.

         12. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not be deemed to affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. SUCCESSORS. This Agreement shall be binding upon World, its successors and assigns, including any corporation or other business entity which may acquire all or substantially all of World's assets or business, or within which World may be consolidated or merged, or any surviving corporation in a merger involving World.

         14. WAIVER OF MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by both parties.

         15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                      WORLD AIRWAYS, INC.
                                      By:      ____________________________
                                               Charles W. Pollard
                                               President and CEO

                                               -----------------------------
                                               Ahmad M. Khatib

                                  ATTACHMENT A

POSITION:                Executive Vice President

REPORTING RELATIONSHIP:  Reporting to President and CEO

RESPONSIBILITIES:        Developing major customer relationships and
                         converting to profitable sales. Initial responsibilities include MAS, Garuda and PAL. Other customers as designated by CEO.

PERFORMANCE OBJECTIVE:   Revenue and earnings targets as established in annual
                         Operating Plan.

ORGANIZATIONAL
   PRINCIPLES:           This position is designed to take maximum advantage of
                         Khatib's strengths in developing high value customer relationships and negotiating and closing revenue contracts.

                         Communications with other members of the World organization will be conducted as the CEO shall direct.

CONTRACTING
   PROCEDURES:           All commercial commitments must be reflected in written
                         agreements in accordance with standard World policies applicable to all commercial understandings.